UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2020

BRISTOW GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35701	72-1455213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3151 Briarpark Dr., Suite 700, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

None

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	VTOL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment and Restatement of ABL

On August 18, 2020, Bristow Group Inc. (the “Company”) entered into a Deed of Amendment and Restatement, Accession, Transfer, Resignation and Confirmation Agreement (the “ABL Amendment”) relating to the ABL Facilities Agreement dated April 17, 2018 (as amended by the Amendment and Restatement, Confirmation and Waiver Agreement, dated as of October 31, 2019, and as otherwise previously amended, the “ABL” and as amended by the ABL Amendment described below, the “Amended ABL”), by and among the Company, Bristow Holdings U.S. Inc. (formerly known as Bristow Group Inc.) (“Old Bristow”), Bristow Norway AS, Bristow Helicopters Limited and Bristow U.S. LLC, as borrowers and guarantors, the financial institutions from time to time party thereto as lenders and Barclays Bank PLC, in its capacity as agent and security trustee. The ABL Amendment amends the ABL in order to, among other things, (i) make available to the borrowers an additional “last in, last out” tranche of revolving loan commitments available to the borrowers under the Amended ABL in an aggregate amount not to exceed $5,000,000, (ii) replace Old Bristow with the Company as the parent guarantor under the Amended ABL and (iii) permit the accession at a later date of certain domestic subsidiaries of the Company as borrowers under the Amended ABL and the addition of certain of their receivables to the borrowing base and the collateral for the Amended ABL. The interest rates applicable to loans made under the “last in, last out” tranche of revolving commitments under the Amended ABL are equal to either: (a) the ABR (as defined in the Amended ABL) plus 2.50% per annum or (b) LIBOR or NIBOR (each as defined in the Amended ABL) plus 3.50% per annum. Swingline loans made under the “last in, last out” tranche of revolving commitments under the Amended ABL bear interest at the ABR Rate (as defined in the Amended ABL) plus 2.50% per annum. As a result of the ABL Amendment, the Amended ABL provides for commitments in an aggregate amount of $80 million. As of the date of effectiveness of the ABL Amendment, current availability, in light of $10.0 million usage for letters of credit, is approximately $37.6 million. The Company retains the ability under the Amended ABL to increase the total commitments up to a maximum aggregate amount of $115 million, subject to the terms and conditions therein.

The foregoing description of the ABL Amendment does not purport to be complete and is qualified in its entirety by reference to the ABL Amendment, a copy of which is attached here as Exhibit 10.1 and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Deed of Amendment and Restatement, Accession, Transfer, Resignation and Confirmation relating to the ABL Facilities Agreement dated August 18, 2020, by and among Bristow Norway AS, Bristow Helicopters Limited and Bristow U.S. LLC, as borrowers and guarantors, Bristow Group Inc., as the acceding party, Bristow Holdings U.S. Inc., as the resigning parent, and Barclays Bank PLC, in its capacity as agent and security trustee.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.

Date: August 24, 2020	By:	/s/ Crystal L. Gordon
Crystal L. Gordon
Senior Vice President, General Counsel